EXHIBIT 99.1
CORRECTED RELEASE: KORE Reports Fourth Quarter and Full Year 2023 Results; Provides Full-Year 2024 Revenue Guidance of $300 to $305 Million Driven by IoT Connectivity
ATLANTA – April 12, 2024 – KORE Group Holdings, Inc. (NYSE: KORE) (“KORE” or the “Company”) is providing this press release to correct clerical errors in tables contained in the press release filed on April 11, 2024 regarding (i) previously reported Average Total Connections for fiscal year 2022, (ii) previously reported revenue for fiscal year 2022, (iii) reported change in fair value of warrant liability, loss on debt extinguishment and integration-related restructuring costs for the quarter and fiscal year ended December 31, 2023 and (iv) reported Adjusted EBITDA for the quarter ended December 31, 2023. The updated release reads:

KORE Group Holdings, Inc. (NYSE: KORE) (“KORE” or the “Company”), the global pure-play Internet of Things (“IoT”) hyperscaler and provider of IoT Connectivity, Solutions, and Analytics, today reported financial and operational results for the quarter and full year ended December 31, 2023.

Company Highlights
•The Company is providing 2024 revenue guidance in the range of $300 to $305 million and Adjusted EBITDA, a non-GAAP metric1, guidance in a range of $64 to $66 million, reflecting a re-acceleration in IoT Connectivity growth. IoT Connectivity is projected to grow at 20% in 2024. Streamlined operating costs and a strong start to Q1 bolster KORE's confidence in meeting its 2024 outlook. With its five-year transformation complete, KORE will no longer be adjusting one-time transformational investments starting in 2024. On a comparable basis, without these one-time adjustments, which were made in 2023, the Company anticipates full year-over-year Adjusted EBITDA growth of approximately 33% at the midpoint of its guidance range.
•The Company delivered $72.4 million in revenue in the fourth quarter of 2023, which represented 16% growth year-over-year, powered by a 27% increase in IoT Connectivity revenue, partially offset by the deferrals in its IoT Solutions business. Net loss for the fourth quarter was $33.7 million, a decrease in loss of 52% year-over-year. The Company’s Adjusted EBITDA of $13.8 million was down 12% year-over-year.
•The Company generated an incremental closed-won Total Contract Value (TCV)2 of $28 million in the fourth quarter of 2023, bringing the total closed-won TCV for the year to $115 million. This represents the fifth straight year of closed-won TCV growth.
•KORE landed its first major Connected Health pre-configured solution win. The Connected Health Telemetry Solution (CHTS) customer is a global healthcare enterprise, and in the first quarter of 2024, the Company finalized this deal with a TCV of $26 million. For this engagement, the Company will be supporting a global home respiratory therapy program for over 65,000 patients, with the customer utilizing KORE's CHTS gateway, device management and configuration, cloud platform and a temporary data repository cloud service.
1 See “Non-GAAP Financial Measures” and “Reconciliation of Net Loss to EBITDA to Adjusted EBITDA” below for more information.
2 See “Key Metrics” below for definitions.

KORE Group Holdings, Inc. Reports Fourth Quarter 2023 Earnings
•KORE has demonstrated its industry leadership and commitment to innovation by securing its position as a Leader in Gartner’s Magic Quadrant for Managed IoT Connectivity Services Worldwide for the fifth consecutive time and receiving the 2023 IoT Excellence Award from TMC and Crossfire Media for its CaaS offerings, including Super SIM, which guarantees optimal coverage, quality, and cost in wireless connectivity. Additionally, KORE is one of six managed IoT connectivity vendors consistently included in Gartner’s Peer Insights across all three regions analyzed.
"Although 2023 was a challenging year characterized by inventory corrections and fluctuating macroeconomic conditions, I am incredibly proud of everything KORE accomplished over the year. We expanded our connectivity portfolio, strengthened our balance sheet, and streamlined operating costs. While we experienced additional order deferrals in Q4, including from our largest customer, KORE has retained these customers, and we are well-positioned to take advantage of a de-risked 2024. We expect our core connectivity business to grow by double digits organically and by over 20% year-over-year. As our organic growth accelerates, we will remain cost-disciplined, focusing on profitability and EBITDA. With the 2G/3G sunsets and much macro uncertainty behind us, KORE has never been better positioned to capture the opportunity that the decade of IoT brings," said Romil Bahl, President and CEO of KORE.
Financial Performance for the Fourth Quarter of 2023, Compared to the Same Period of 2022:
•Total revenue increased by 16% to $72.4 million, compared to $62.4 million in the fourth quarter of 2022.
•IoT Connectivity revenue of $55.3 million increased by 27%, compared to $43.7 million in the fourth quarter of 2022. On an organic basis, IoT Connectivity revenue growth was in the mid-single digits.
•IoT Solutions revenue declined by 9% to $17.1 million, compared to $18.7 million for the same period one year ago. The decline in IoT Solutions reflects significant deferrals from KORE’s top customer, with no shipments in the quarter.
•Net loss decreased 52% year-over-year to $33.7 million, compared to $68.8 million for the same period one year ago.
•Adjusted EBITDA decreased 12% year-over-year to $13.8 million from $15.7 million in the fourth quarter of 2022.
Financial Performance for Fiscal Year Ending December 31, 2023, Compared to the Same Period of 2022:
•Revenue increased by 3% to $276.6 million, compared to $268.4 million.
•IoT Connectivity revenue increased 15% to $202.3 million, compared to $175.9 million.
•IoT Solutions revenue decreased by 25% to $74.3 million, compared to $92.5 million. The revenue decline in the year was driven by a large deferral in the fourth quarter from KORE’s top customer and the LTE transition project completed in the second quarter of 2022.
•Net loss increased to $167.0 million, compared to $106.2 million in 2022. The Company’s annual net loss increased due to higher interest expenses, increased costs due to the acquisition of the Twilio IoT business, a mark-to-market charge on the fair value of certain of the Company’s warrants, and one-time costs associated with the Company’s debt refinancing.
•Adjusted EBITDA declined by 11% to $55.6 million, compared to $62.8 million in the comparable period. The decline was due to increases in headcount-related costs, including

KORE Group Holdings, Inc. Reports Fourth Quarter 2023 Earnings
those from the acquired Twilio IoT business, and higher professional services fees associated with the Company’s audit.

The tables below summarize the Company’s revenue and specific key metrics.

	Three Months Ended December 31,
(($ in thousands)	2023		2022
IoT Connectivity	$55.3	76%	$43.7	70%
IoT Solutions	$17.1	24%	$18.7	30%
Total Revenue	$72.4	100%	$62.4	100%
Period End Total Connections	18.5 million		15.0 million
Average Total Connections for the Period	18.7 million		15.2 million
	Twelve Months Ended December 31
($ in thousands)	2023		2022
IoT Connectivity	$202.3	73%	$175.9	66%
IoT Solutions	$74.3	27%	$92.5	34%
Total Revenue	$276.6	100%	$268.4	100%
Period End Total Connections	18.5 million		15.0 million
Average Total Connections for the Period	17.2 million		15.2 million
Fourth Quarter 2023 Key Metrics and Business Successes
•KORE's Total Connections3 were approximately 18.5 million as of December 31, 2023, a decline of over 400,000 from the third quarter of 2023 and an increase of 3.5 million from the same period in 2022. The decline in the quarter-over-quarter Total Connections reflects the deactivation of low-revenue SIMs from a single Connectivity Enablement as a Service (CEaaS) customer that was acquired and is being integrated into the acquiring company’s in-house platform. KORE is assisting that customer with the transition. CEaaS is a line of business the Company is de-emphasizing going forward.
•DBNER4 was 96% for the twelve months ending December 31, 2023, compared to 92% for the twelve months ending December 31, 2022. Excluding the Company’s largest customer, DBNER was 101% vs. 103%.
•KORE’s new business sales funnel now includes almost 1,600 opportunities, with an estimated potential TCV of approximately $545 million as of December 31, 2023, compared to $740 million and $434 million as of September 30, 2023 and December 31, 2022, respectively. This funnel has been de-risked by removing most deals that include low-margin hardware and has further refinements at the end of the year to ensure the Company is focused on the highest quality, highest probability potential deals.
•KORE and Medical Guardian collaborated on a pioneering eSIM-Powered Medical Alert Device. This revolutionary technology is designed to overcome the challenges of limited carrier flexibility and coverage, enabling network switching to optimize connectivity across different regions and operational phases and enabling optimal 24/7 connectivity.
•KORE had several notable new business wins in the fourth quarter, including:
oCross-selling IoT Solutions with the KORE One-Stop-Shop: KORE won a contract with one of the largest privately held homebuilders in the U.S. to cross-sell
3 See “Key Metrics” below for definitions.
4 See “Key Metrics” below for definitions.

KORE Group Holdings, Inc. Reports Fourth Quarter 2023 Earnings
Pre-Configured Solutions with Managed Services alongside Connectivity. KORE achieved this after demonstrating how its high-bandwidth Pre-Configured Solutions could enhance operations, quicken the time-to-market, and improve the customer experience, which, along with Connectivity, optimized the customer's entire connectivity system.
oIncreasing Share of Wallet: A leading high-performance software and solutions provider for the real estate industry is adding 15,000 units to its single-and-multi-family home portfolio, signaling confidence in KORE’s one API approach and top-tier customer support, as well as generating an estimated $2 million in TCV.
oInternational Opportunities / Global Deployments: A leader in IoT asset tracking and vehicle telematics is launching a new Buy-Here Pay-Here product leveraging KORE OmniSIM. This product will target the subprime vehicle loan market and is worth $1.6 million of TCV.
oUpsell / Land and Expand: A rapidly growing management network increased its spending with KORE after choosing the Company for its primary and failover solutions in the U.S., with further potential significant European expansion opportunities.
2024 Financial Outlook
For the twelve months ending December 31, 2024, the Company expects the following:
•Revenue in the range of $300 million to $305 million; and
•Adjusted EBITDA in the range of $64 million to $66 million, and an Adjusted EBITDA margin of approximately 22% at the midpoint of revenue and Adjusted EBITDA guidance.
Bahl concluded, “KORE is entering 2024 in a position of strength. Our sales momentum continues to grow, having delivered a fifth straight year of TCV growth, and our ecosystem partnerships have never been stronger, as evidenced by our Cradlepoint announcement. We expect to grow higher margin IoT Connectivity business by approximately 20% in 2024, driven by our largest end-markets rebounding, the end of the 2G and 3G sunsets, and stabilizing ARPU. As we grow our top line in 2024 and beyond, KORE will remain focused on profitability, as evidenced by our decision to de-emphasize low-margin hardware revenue. Our goal is to build back to 25% EBITDA margins.”
Conference Call Details
KORE management will hold a conference call today at 8:00 a.m. Eastern time (5:00 a.m. Pacific time) to discuss its financial results, business highlights, and outlook. President and CEO Romil Bahl and CFO Paul Holtz will host the call, followed by a question-and-answer session.
Webcast: Link
U.S. dial-in: (877) 407-3039
International dial-in: (215) 268-9922
Conference ID: 13744718
The conference call and a supplemental slide presentation to accompany management’s prepared remarks will be available via the webcast link and for download via the investor relations section of the Company’s website, ir.korewireless.com.
For the conference call, please dial in 5-10 minutes prior to the start time, and an operator will register your name and organization, or you may register here. If you have difficulty with the conference call, please contact KORE investor relations at (678) 392-2386. A replay of the conference call will be available approximately three hours after the conference call ends. It will remain on the investor

KORE Group Holdings, Inc. Reports Fourth Quarter 2023 Earnings
relations section of the Company’s website for 90 days. An audio replay of the conference call may be accessed by calling (877)-660-6853 or (201)-612-7415 using access code 13744718.
About KORE
KORE is a pioneer, leader, and trusted advisor delivering mission-critical IoT solutions and services. We empower organizations of all sizes to improve operational and business results by simplifying the complexity of IoT. Our deep IoT knowledge and experience, global reach, purpose-built solutions, and deployment agility accelerate and materially impact our customers’ business outcomes. For more information, visit www.korewireless.com.
Non-GAAP Financial Measures
In addition to our results as determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.
EBITDA and Adjusted EBITDA
“EBITDA” is defined as net income (loss) before other non-operating expenses or income, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for unusual and other significant items that management views as distorting the operating results from period to period. Such adjustments may include stock-based compensation, integration and acquisition-related charges, tangible and intangible asset impairment charges, certain contingent liability reversals, transformation, and foreign currency transaction gains and losses. EBITDA and Adjusted EBITDA are intended as supplemental measures of our performance that are neither required by nor presented in accordance with GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company's financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because all companies may not calculate Adjusted EBITDA in the same fashion.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.
We have not provided the forward-looking GAAP equivalents for the forward-looking non-GAAP financial measures Adjusted EBITDA and Adjusted EBITDA margin or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items including but not limited to stock-based compensation expense, foreign currency loss or gain and acquisition and integration-related expenses. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalents is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results, and, as such, we also believe that any reconciliations provided would imply a degree of precision that could be confusing or misleading to investors.

KORE Group Holdings, Inc. Reports Fourth Quarter 2023 Earnings
Key Metrics
KORE reviews a number of metrics to measure our performance, identify trends affecting our business, prepare financial projections, and make strategic decisions. The calculation of the key metrics and other measures discussed below may differ from other similarly titled metrics used by other companies, securities analysts, or investors.
Number of Customer Connections
“Total Customer Connections” or “Total Connections” constitutes the total of all KORE Connectivity services connections, including both CaaS and CEaaS connections, but excluding certain connections where mobile carriers license KORE’s subscription management platform from KORE. Total Connections include the contribution of eSIMs and is the principal measure used by management to assess the performance of the business on a periodic basis.
DBNER
DBNER (Dollar Based Net Expansion Rate) tracks the combined effect of cross-sales of IoT Solutions to KORE's existing customers, its customer retention and the growth of its existing business. KORE calculates DBNER by dividing the revenue for a given period (“given period”) from existing go-forward customers by the revenue from the same customers for the same period measured one year prior (“base period”). The revenue included in the current period excludes revenue from (i) customers that are non go-forward customers, meaning customers that have either communicated to KORE before the last day of the current period their intention not to provide future business to KORE or customers that KORE has determined are transitioning away from KORE based on a sustained multi-year time period of declines in revenue and (ii) new customers that started generating revenue after the end of the base period. For example, to calculate our DBNER for the trailing 12 months ended December 31, 2023, we divide (i) revenue, for the trailing 12 months ended December 31, 2023, from go-forward customers that started generating revenue on or before December 31, 2022, by (ii) revenue, for the trailing 12 months ended December 31, 2022, from the same cohort of customers. For the purposes of calculating DBNER, if KORE acquires a company during the given period or the base period, then the revenue of a customer before the acquisition but during either the given period or the base period is included in the calculation. Further, it is often difficult to ascertain which customers should be deemed not to be go-forward customers for purposes of calculating DBNER. Customers are not required to give notice of their intention to transition off of the KORE platform, and a customer's exit from the KORE platform can take months or longer, and total connections of any particular customer can at any time increase or decrease for any number of reasons, including pricing, customer satisfaction or product fit – accordingly, a decrease in total connections may not indicate that a customer is intending to exit the KORE platform, particularly if that decrease is not sustained over a period of several quarters. DBNER would be lower if it were calculated using revenue from non go-forward customers.
DBNER for the twelve-month periods ending December 31, 2023, and December 31, 2022, excludes connections from non-go-forward customers, the vast majority of which are connections from Non-Core Customers. KORE defines “Non-Core Customers” to be customers that management has judged to be lost as a result of the integration of Raco Wireless, Wyless, and other acquisitions completed in the 2014-2017 period, but which continue to have some connections (and account for some revenue) each year with KORE. Non-Core Customers are a subset of non-go-forward customers.
DBNER is used by management as a measure of growth at KORE's existing customers (i.e., “same store” growth). It is not intended to capture the effect of either new customer wins or the declines from non go-forward customers on KORE's total revenue growth. This is because DBNER excludes new customers which started generating revenue after the base period, and also excludes any customers which are non go-forward customers on the last day of the current period. Revenue increases from

KORE Group Holdings, Inc. Reports Fourth Quarter 2023 Earnings
new customer wins, and a decline in revenue from non go-forward customers are also important factors in assessing KORE's revenue growth, but these factors are independent of DBNER.
Total Contract Value (TCV)
Total Contract Value (TCV) represents KORE’s estimated value of a revenue opportunity. TCV for an IoT Connectivity opportunity is calculated by multiplying by forty the estimated revenue expected to be generated during the twelfth month of production. TCV for an IoT Solutions opportunity is either the actual total expected revenue opportunity, or if it is a longer-term “programmatically recurring revenue” program, calculated for the first 36 months of the delivery period.
Cautionary Note on Forward-Looking Statements
This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “guidance,” “project,” “momentum,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “goal,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding statements regarding expected financial and other risks, statements regarding the benefits of the acquisition of Twilio’s IoT business, estimates and forecasts of revenue, cash position, interest expense, Adjusted EBITDA and other financial and performance metrics, future capital availability, debt maturity, projections regarding recent customer engagements, projections of market opportunity and conditions, the total contract value (TCV) of signed contracts and potential revenue opportunities in KORE’s sales funnel, statements regarding expected success of alliance relationships with third parties and related expectations. These statements are based on various assumptions and on the current expectations of KORE’s management. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor or other person as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of KORE. These forward-looking statements are subject to a number of risks and uncertainties, including general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the potential effects of COVID-19; risks related to the rollout of KORE’s business and the timing of expected business milestones; risks relating to the integration of KORE’s acquired companies, including the acquisition of Twilio’s IoT business, changes in the assumptions underlying KORE’s expectations regarding its future business; our ability to negotiate and sign a definitive contract with a customer in our sales funnel; our ability to realize some or all of the TCV of customer contracts as revenue, including any contractual options available to customers or contractual periods that are subject to termination for convenience provisions; the effects of competition on KORE’s future business; and the outcome of judicial proceedings to which KORE is, or may become a party. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that KORE presently does not know or that KORE currently believes are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In addition, forward-looking statements reflect KORE’s expectations, plans or forecasts of future events and views as of the date of this press release. KORE anticipates that subsequent events and developments will cause these assessments to change. However, while KORE may elect to update these forward-looking statements at some point in the future, KORE specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing KORE's assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

KORE Group Holdings, Inc. Reports Fourth Quarter 2023 Earnings

KORE Media Contact:
Carla Deisenroth
Vice President, Strategy &Marketing
cdeisenroth@korewireless.com
(248) 982-2759

KORE Investor Contact:
David Freund
Manager, M&A
dfreund@korewireless.com
(210) 254-2470

KORE Group Holdings, Inc. Reports Fourth Quarter 2023 Earnings
KORE GROUP HOLDINGS, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
UNAUDITED

	For the Quarter Ended		For the Year Ended
(in thousands)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net loss	$(33,692)	$(69,561)	$(167,042)	$(106,200)
Income tax benefit	(201)	(4,133)	(4,158)	(10,417)
Interest expense, net	11,463	9,243	42,680	31,371
Depreciation and amortization	15,269	13,883	58,363	54,499
EBITDA	$(7,161)	$(50,568)	$(70,157)	$(30,747)
Goodwill impairment loss	—	58,074	78,257	58,074
Change in fair value of warrant liability	6,436	—	6,436	(254)
Loss on debt extinguishment	2,584	—	2,584	—
Transformation expenses	1,190	2,376	6,624	8,302
Acquisition costs	—	—	1,776	1,400
Integration-related restructuring costs	8,213	4,526	16,532	14,814
Stock-based compensation	2,241	2,725	11,251	10,296
Foreign currency (gain) loss	(1,197)	(1,549)	(182)	4
Other (1)	1,518	73	2,429	946
Adjusted EBITDA	$13,824	$15,657	$55,550	$62,835

(1) “Other” adjustments are comprised of adjustments for certain indirect or non-income based taxes.